PRESS RELEASE

Industrial Services of America, Inc. Announces Cash Dividend

LOUISVILLE, KY (May 15, 2007) -- Industrial Services of America, Inc. (NASDAQ:IDSA), a leading provider of recyclable commodities and other materials, logistic management services, equipment and processes for waste, announced that its Board of Directors, at its May 15, 2007 annual meeting, declared a cash dividend payment of ten cents per share, for shareholders of record as of June 15, 2007 with a payment date of July 20, 2007.

Industrial Services of America, Inc., is a Louisville, KY based recycling and scrap processing company that offers total package waste and recycling management services to commercial, industrial and logistic customers nationwide, as well as providing and waste handling equipment sales and service. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste management systems, equipment and services, competitive pressures in the waste management systems and equipment divisions and fluctuations in the price of and demand for recycled materials.  Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contacts:

            Industrial Services of America, Inc., Louisville

            Harry Kletter (hklet@isa-inc.com) or

Alan Schroering  (aschroering@isa-inc.com)

http://www.isa-inc.com/

502/366-3452